Filed Pursuant To Rule 433

Registration No. 333-209926

November 10, 2016

SPDR® ETF Options Report

October, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P500 ETF Trust	86,043,480	2,696,567	940,052	1,756,516	8,484,914	16,571,850	Y
XLF	Financial Select Sector SPDR Fund	52,401,980	97,653	37,844	59,810	1,310,125	1,933,605	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	17,230,902	90,999	26,614	64,385	587,869	1,213,165	Y
XLU	Utilities Select Sector SPDR Fund	15,653,398	37,563	15,765	21,798	341,573	521,281	Y
XLE	Energy Select Sector SPDR Fund	13,781,624	50,884	19,431	31,454	490,839	742,753	Y
XLP	Consumer Staples Select Sector SPDR Fund	11,709,665	19,344	2,435	16,909	138,058	373,328	Y
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,570,138	4,349	2,952	1,397	69,776	87,734	Y
XLV	Health Care Select Sector SPDR Fund	11,337,800	43,695	14,669	29,026	252,194	495,778	Y
XLI	Industrial Select Sector SPDR Fund	10,095,409	11,748	2,665	9,083	103,783	266,021	Y
XLK	Technology Select Sector SPDR Fund	7,304,225	8,684	4,117	4,567	94,318	153,112	Y
GLD®	SPDR Gold Shares	7,255,135	156,549	110,173	46,376	3,642,087	1,032,468	Y
XBI	SPDR S&P Biotech ETF	6,719,454	47,469	21,843	25,626	304,726	373,489	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	5,573,105	17,273	3,581	13,692	184,850	269,859	Y
KRE	SPDR S&P Regional Banking ETF	5,278,644	7,736	1,893	5,843	92,818	165,206	Y
XLB	Materials Select Sector SPDR Fund	4,968,464	8,524	1,257	7,267	48,756	222,782	Y
XME	SPDR S&P Metals & Mining ETF	4,116,145	9,274	4,624	4,651	107,578	177,869	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,909,085	30,032	12,676	17,356	262,861	229,542	Y
XRT	SPDR S&P Retail ETF	2,630,553	9,293	1,692	7,601	39,092	117,108	Y
KBE	SPDR S&P Bank ETF	2,604,613	2,789	1,916	873	29,817	25,753	Y
XHB	SPDR S&P Homebuilders ETF	2,358,068	3,388	992	2,396	44,634	65,648	Y
XLRE	Real Estate Select Sector SPDR Fund	1,979,351	54	30	24	587	734	Y
FEZ	SPDR EURO STOXX 50 ETF	1,753,165	1,708	441	1,268	53,539	43,310	Y
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,627,280	5	3	2	177	97	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,297,744	1,281	527	754	56,095	31,640	Y
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	942,753	9	3	6	372	341	Y
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	680,631	0	0	1	0	0	Y
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	658,275	15	6	10	1,066	1,518	Y

Source: Bloomberg as of 10/5/2016.

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SDY	SPDR S&P Dividend ETF	629,809	269	196	74	3,528	2,371	Y
RWX	SPDR Dow Jones International Real Estate ETF	607,970	1	1	1	106	4	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	439,362	34	19	15	6,318	589	Y
RWR	SPDR Dow Jones REIT ETF	312,721	22	3	20	560	633	Y
RWO	SPDR Dow Jones Global Real Estate ETF	293,165	5	5	1	49	19	Y
GNR	SPDR S&P Global Natural Resources ETF	223,800	2	1	2	76	82	Y
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	212,019	0	0	0	15	0	Y
XPH	SPDR S&P Pharmaceuticals ETF	180,361	39	22	18	548	604	Y
DWX	SPDR S&P International Dividend ETF	159,684	0	1	0	70	4	Y
XLFS	Financial Services Select Sector SPDR Fund	141,151	141	43	98	3,703	1,954	Y
XSD	SPDR S&P Semiconductor ETF	125,726	7	5	3	101	74	Y
GWX	SPDR S&P International Small Cap ETF	103,911	0	0	1	0	32	Y
KIE	SPDR S&P Insurance ETF	102,851	32	2	31	141	672	Y
EWX	SPDR S&P Emerging Markets SmallCap ETF	89,273	2	1	2	112	232	Y
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	82,441	1	1	0	5	40	Y
EDIV	SPDR S&P Emerging Markets Dividend ETF	63,010	1	0	1	5	40	Y

Source: Bloomberg as of 10/5/2016.

Prior to October 31, 2016, the SPDR Bloomberg Barclays ETFs were known as the SPDR Barclays ETFs.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com For investment professional use only. Not for use with the public. spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727. calling 866.320.4053. Important Risk Information GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold This material has been created for informational purposes only and does not constitute investment advice and could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, it should not be relied on as such. It does not take into account any investor’s particular investment objectives, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented or liability for, decisions made based on this material. All material has been obtained from sources believed to be by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. reliable, but its accuracy is not guaranteed. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here. 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All ETFs are subject to risk, Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State risk, which generally results in greater price fluctuations than the overall market. Street Corporation. 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As a result, shareholders of the Trust do not have the Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street protections associated with ownership of shares in an investment company registered under the 1940 Act or the affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, protections afforded by the CEA. is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit Investing in commodities entails significant risk and is not appropriate for all investors. investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. Important Information Relating to SPDR Gold Trust State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is the Securities and Exchange Commission (“SEC”) for the offering to which this communication not affiliated with Nuveen Asset Management, LLC. relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Before investing, consider the funds’ investment objectives, risks, charges and expenses. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured • No Bank Guarantee • May Lose Value © 2016 State Street Corporation. All Rights Reserved. State Street Global Advisors ID8073-IBG-21942 1116 Exp. Date: 11/30/2017 SPD001211

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.